NON-BINDING TERM SHEET

July 29, 2020

XCR DIAGNOSTICS, INC.

Attn: Mark Powelson

4750 Wiley Post Way #110

Salt Lake City, UT 84116

Email: mpowelson@xcrdiagnostics.com

RE:Potential transaction by and among XCR Diagnostics, Inc., a Delaware, corporation (hereinafter "XCR Diagnostics") and Bioethics, Ltd. ("PubCo"), a Nevada corporation, wherein XCR Diagnostics becomes a financially consolidated subsidiary of a public entity.

Additional Parties:PubCo, and certain of its creditors and affiliates, are interested parties in this transaction ("BOTH Parties").

(All Bold items above refer to parties to the transaction and shall be referred to collectively as "Parties", or individually as a "Party").

Dear Mr. Powelson:

This non-binding letter memorandum ("Memo" or "Term Sheet") is being conveyed to formalize and memorialize the terms we propose regarding the above referred to Acquisition (hereinafter referred to as "Acquisition" or "Transaction").

The primary objectives of XCR Diagnostics are to (1) ensure that the current owners of XCR Diagnostics can maintain management control and remain entitled to the majority of the profits from XCR Diagnostics’ operations through management fees and dividends; (2) improve its ability to raise money and on better terms by being in a position to offer to investors shares in a publicly traded company; (3) be able to enhance publicity about XCR Diagnostics via public press releases; and (4) provide a path to liquidity for its stockholders through ownership of public stock shares.

The primary objectives of PubCo are to investigate potential opportunities, particularly focusing upon existing privately held businesses whose owners are willing to consider merging their businesses into PubCo to salvage and/or increase value for PubCo’s existing stockholders. The business(es) we acquire is expected to need an injection of cash to facilitate their future operations. That expectation is mapped out herein.

Upon approval by the Parties to the proposed Transaction, counsel for: (i) XCR Diagnostics and (ii) PubCo shall be charged to commit these terms to legal documents.

The terms contained herein shall not be binding as terms in the final Acquisition agreement or as a legal commitment to engage in the Transaction (or any Transaction for that matter); however, insofar as a particular term specifically addresses and modifies a prior written and binding term of a prior written agreement, subject to a prospective writing to contrary, the terms contained herein shall be the legal terms agreed to by and among the Parties with respect to that term in this Memo and the related prior writing.

BIOETHICS LTD

1661 LAKEVIEW CIRCLE

OGDEN, UTAH 84403

NON-BINDING TERM SHEET

XCR Diagnostics, Inc.

Transaction Terms

July 29, 2020

Page Two

A.XCR Diagnostics.  XCR Diagnostics was formed to design, manufacture and sell FDA 510(K) cleared rapid molecular diagnostic testing assays and devices.

B.Transaction Architecture.  The Acquisition will occur by PubCo purchasing shares of common stock of XCR Diagnostics through a tax free share exchange whereby XCR Diagnostics becomes an operating subsidiary of PubCo. As part of the transaction, the XCR Diagnostics stockholders will be issued shares in PubCo and will constitute a substantial majority of the stockholders set out in Section “D” below. The BOTH Parties shall ensure that all known liabilities of PubCo are paid or settled by the closing date of the Transaction, except for $200,000 as noted in Section I below. BOTH shall cover the payment of audit fees, FINRA fees, Secretary of State fees, and other fees and costs necessary to close the Transaction, conduct an offering, register shares with the SEC, etc. Notwithstanding the foregoing, XCR Diagnostics may agree to assist with some of these expenses. A 10-for-1 reverse split of the common stock will be executed prior to the closing of the Transaction. PubCo affiliates Mark Scharmann and Elliott Taylor will agree to a lock-up/leak-out agreement governing their BOTH shares.

C.Due Diligence.  For a period not to exceed 30 days subsequent to the execution of this Memo, the Parties to this Transaction shall comply with any reasonable requests to review relevant information concerning themselves and business entities they are affiliated with, insofar as requests made are reasonably related to the ultimate completion of the Transaction and the execution of the going forward plan of operating the post-Transaction business.  Upon the execution of this Memo by all Parties, with respect to PubCo, XCR Diagnostics shall provide BOTH Parties with the following:

•XCR Diagnostics Certificate of Incorporation (with amendments) and bylaws

•XCR Diagnostics board and stockholder minutes and resolutions by written consent

•XCR Diagnostics shareholder list

•XCR Diagnostics technology summary

•XCR Diagnostics financial statements for 2018 and 2019 and 2020 through June 30, 2020

The BOTH Parties shall provide XCR Diagnostics with the following:

•PubCo board and stockholder minutes and resolutions by written consent

•PubCo shareholder list, including broker held shares.

///

///

///

BIOETHICS LTD

1661 LAKEVIEW CIRCLE

OGDEN, UTAH 84403

NON-BINDING TERM SHEET

XCR Diagnostics, Inc.

Transaction Terms

July 29, 2020

Page Three

D.Pro Forma Post Transaction Common Stock.  35,291,2261 Common Shares.

	Percentage Ownership	Net Post-Transaction Shares	Preferred Stock	Warrants/ Options
XCR Diagnostics stockholders, consultants, and investors[2]	96.7	34,158,826	-	-
XCR derivative shares	tbd	tbd	4,685,080	6,146,774
Legacy Shares[3] Existing PubCo Shareholders	3.3	1,081,080	-	-
TOTAL	100.0	35,291,226	-	-

E.Derivative Shares (Options/Warrants/Preferred). XCR currently has issued preferred securities that may be converted into up to 4,685,080 shares of common stock on a one-for-one basis. XCR currently has issued Options/Warrants that may be exercised at various exercise prices into up to 6,146,774 shares of common stock.

F.Conversion of Preferred. Each of the Series A and Series B shares have preferences upon certain triggering events allowing total payment to the holders of approximately $3,000,000. As no triggering event is anticipated due to the subject Transaction, the holders of the XCR Series A and Series B shares are expected to convert their preferred shares to common and in doing so terminate their cash preferences.

G.Registration Rights.  Some or all of the common stock held by XCR Diagnostics and BOTH Parties shall have piggy-back or demand registration rights.

H.Free Trade.  No free-trading stock will be available in connection with the proposed transaction. The shares issued to the XCR Parties in the Transaction will be restricted shares and eligible for resale only if registered or subject to an exemption fron registration. No such exemption is anticipated for at least one year from the Closing of the Transaction.

I.Liabilities.  The Parties acknowledge that PubCo has liabilities for past fees and services. The known liabilities shall be disclosed to XCR Diagnostics prior to the closing of any acquisition transaction and shall be reflected on the balance sheet required by Section “C” above. PubCo’s debt at Closing shall be settled down to $200,000 or less. XCR Diagnostics, Inc.

1 Up to 46,192,209 fully diluted after XCR warrant exercise and preferred stock conversion.

2 In connection with the Transaction, shares of PubCo shall be paid to XCR Diagnostics, Inc. stockholders as a part of a triangular merger wherein XCR Diagnostics will become a subsidiary of PubCo. In addition, there shall be money raised by XCR Diagnostics that will result, along with the merger shares, in 8,500,000 shares of PubCo stock owned by the XCR Diagnostics stockholders and investors.

3 Prior to the Transaction, there shall be a 10-for-1 reverse split of the common stock in a ratio that leaves about 1,132,400 common shares outstanding.

BIOETHICS LTD

1661 LAKEVIEW CIRCLE

OGDEN, UTAH 84403

NON-BINDING TERM SHEET

Transaction Terms

July 29, 2020

Page Four

Pubco shall raise at least $300,000 within 90 days of Closing or XCR Diagnostics is entitled to rescind the Transaction in its sole discretion.

J.Proposed Closing.  The Parties shall make all reasonable efforts to close the Acquisition by or before August 28, 2020 (the "Closing").

K.Board of Directors.  At Closing, all BOTH directors will resign and XCR Diagnostics shall have the right to appoint all of the PubCo board of directors. The initial PubCo directors post-Closing are expected to Mark Powelson, Mark Bagnall, Bruce Chafin, Chuck Morrison and Lynda Merrill. Board advisors shall be Brian Caplin and Mark Scharmann.

L.  Contingencies. Completion of the proposed merger would be subject to customary closing conditions, including among other things, to:

(a) The completion of a mutual due diligence investigation of the Parties, including their respective businesses, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters, and the results of such investigation shall be mutually satisfactory to each of the Parties, each in his sole discretion;

(b) The execution and delivery by the Parties of mutually acceptable, legally binding, definitive closing documentation (the "Definitive Documents") including a merger agreement (the "Merger Agreement") and employment agreements described below, containing representations, warranties, covenants, conditions, and indemnifications customary to transactions like the transactions contemplated by this Letter of Intent, and consistent with this Letter of Intent;

(c) The receipt of all necessary approvals and consents, including but not limited to approvals and consents from the boards of directors and shareholders of each of the Parties, as necessary; and

(d) The completion of all necessary securities filings and the obtaining of any necessary approvals by the SEC.

M. Restrictions. None of the Parties will be bound by any oral or written statements, proposals, correspondence, emails, or other negotiations, including this Letter of Intent, unless and until the Definitive Documents are executed and delivered by the Parties, except that BOTH and its directors, officers, employees, shareholders, agents and representatives shall not enter into any discussions, negotiations, letters of intent, merger agreements, stock sale agreements, asset sale agreements (other than the sale of assets in the ordinary, normal, customary course of business), or other similar contracts or "change of control" arrangements with any third party, or any other agreement, contract or arrangement that would or might delay or make more costly the closing of the Merger (other than agreements, contracts and arrangements in the ordinary, normal, customary course of business), during the period between the signing of this Letter of Intent and the execution and delivery of the Definitive Documents.

BIOETHICS LTD

1661 LAKEVIEW CIRCLE

OGDEN, UTAH 84403

NON-BINDING TERM SHEET

XCR Diagnostics, Inc.

Transaction Terms

July 29, 2020

Page Five

I trust that these terms accurately reflect the spirit of our discussion.  If there are any questions or comments regarding the same, please feel to contact me at your convenience.

Very truly yours,

BIOETHICS, LTD

/s/ Mark Scharmann

________________________________

Mark Scharmann, CEO

Reviewed and approved by:

XCR DIAGNOSTICS, INC.

/s/ Mark Powelson

________________________________

Mark Powelson, CEO

BIOETHICS LTD

1661 LAKEVIEW CIRCLE

OGDEN, UTAH 84403